Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A POS of CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated June 12, 2020 on our audit of the statement of financial condition of CalTier Fund I, LP at December 31, 2019 and related statements of operations and changes in partners’ capital/(deficit) and cash flows for the period of January 23, 2019 (inception date) through December 31, 2019, and the related notes to the financial statements.

/s/ PKF, LLP
San Diego, California	PKF, LLP
October 28, 2020